Exhibit 99.1

Dunkin' Brands Reports Fourth Quarter and Fiscal Year 2019 Results

Fiscal year 2019 highlights include:

•	Dunkin' U.S. comparable store sales growth of 2.1%

•	Baskin-Robbins U.S. comparable store sales growth of 0.8%

•	Added 385 net new Dunkin' and Baskin-Robbins locations globally, including 211 net new Dunkin' locations in the U.S.

•	Revenues increased 3.7%

•	Diluted EPS increased by 6.6% to $2.89

•	Diluted adjusted EPS increased by 9.3% to $3.17

Fourth quarter highlights include:

•	Dunkin' U.S. comparable store sales growth of 2.8%

•	Baskin-Robbins U.S. comparable store sales growth of 4.1%

•	Added 146 net new Dunkin' and Baskin-Robbins locations globally, including 76 net new Dunkin' locations in the U.S.

•	Revenues increased 5.1%

•	Diluted EPS increased by 7.8% to $0.69

•	Diluted adjusted EPS increased by 7.4% to $0.73

CANTON, Mass. (February 6, 2020) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins (BR), today reported results for the fourth quarter and fiscal year ended December 28, 2019.
“Our strong performance in 2019 is indicative of the progress we’re making to transform our two beloved brands around the world. All business segments delivered positive comparable store sales growth in the fourth quarter and for the fiscal year, reflecting broad-based momentum across the system,” said Dave Hoffmann, Dunkin’ Brands Chief Executive Officer. “We had a strong finish to the year, led by Dunkin’ U.S. comparable store sales growth of 2.8 percent in the fourth quarter, the highest quarterly comparable sales growth in six years, fueled by espresso and cold brew sales, coupled with the successful launch of the Beyond Sausage® Sandwich, and sustained performance of our national value platforms. Better quality food and beverage enabled by better equipment is a cornerstone of the Dunkin’ Blueprint for Growth, which is the reason we are investing $60 million in high-volume brewers for our franchisees' restaurants in 2020 as part of our commitment to beverage leadership.”
     “We are pleased to have delivered on our revenue, operating income, and earnings per share targets for 2019. We also achieved our Dunkin' U.S. net development goal for the year, exceeded our first-year sales goals for new restaurants, and ended the year with more than 500 new and remodeled NextGen restaurants," said Kate Jaspon, Dunkin' Brands Chief Financial Officer. “We will be exiting 450 limited-menu Dunkin’ Speedway owned and operated locations throughout 2020, closing under a termination agreement entered into with Speedway.  These limited-menu locations are lower volume units, in total representing less than 0.5 percent of Dunkin’ U.S. annual systemwide sales.  By exiting these sites, with minimal financial impact, we’re confident we’ll be better positioned to serve many of these trade areas in the coming years with new Dunkin’ NextGen restaurants that offer a broader menu.”

FISCAL YEAR 2019 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Fiscal year ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 28, 2019	December 29, 2018	$ / #	%
Financial data:
Revenues	$1,370.2	1,321.6	48.6	3.7%
Operating income	451.1	411.8	39.2	9.5%
Operating income margin	32.9%	31.2%
Adjusted operating income(1)	$470.1	434.6	35.5	8.2%
Adjusted operating income margin(1)	34.3%	32.9%
Net income	$242.0	229.9	12.1	5.3%
Adjusted net income(1)	265.1	246.3	18.8	7.6%
Earnings per share:
Common–basic	2.92	2.75	0.17	6.2%
Common–diluted	2.89	2.71	0.18	6.6%
Diluted adjusted earnings per share(1)	3.17	2.90	0.27	9.3%
Weighted-average number of common shares – diluted (in millions)	83.7	85.0	(1.3)	(1.5)%
Systemwide sales(2)	$12,174.9	11,634.0	540.9	4.6%
Comparable store sales growth (decline):
Dunkin' U.S.	2.1%	0.6%
BR U.S.	0.8%	(0.6)%
Dunkin' International	5.7%	2.2%
BR International	1.9%	3.8%
Development data:
Consolidated global net POD development	385	392	(7)	(1.8)%
Dunkin' global PODs at period end	13,137	12,871	266	2.1%
BR global PODs at period end	8,160	8,041	119	1.5%
Consolidated global PODs at period end	21,297	20,912	385	1.8%
(1) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

FOURTH QUARTER 2019 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 28, 2019	December 29, 2018	$ / #	%
Financial data:
Revenues	$335.9	319.6	16.3	5.1%
Operating income	105.7	96.6	9.1	9.4%
Operating income margin	31.5%	30.2%
Adjusted operating income(1)	$110.5	102.2	8.3	8.1%
Adjusted operating income margin(1)	32.9%	32.0%
Net income	$57.7	53.2	4.5	8.5%
Adjusted net income(1)	61.2	57.3	3.9	6.8%
Earnings per share:
Common–basic	0.70	0.64	0.06	9.4%
Common–diluted	0.69	0.64	0.05	7.8%
Diluted adjusted earnings per share(1)	0.73	0.68	0.05	7.4%
Weighted-average number of common shares – diluted (in millions)	83.7	83.7	0.0	(0.1)%
Systemwide sales(2)	$3,049.2	2,876.2	173.0	6.0%
Comparable store sales growth (decline):
Dunkin' U.S.	2.8%	0.0%
BR U.S.	4.1%	(3.7)%
Dunkin' International	6.9%	1.1%
BR International	3.2%	1.5%
Development data:
Consolidated global net POD development	146	148	(2)	(1.4)%
Dunkin' global PODs at period end	13,137	12,871	266	2.1%
BR global PODs at period end	8,160	8,041	119	1.5%
Consolidated global PODs at period end	21,297	20,912	385	1.8%
(1) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
Global systemwide sales growth of 6.0% in the fourth quarter was primarily attributable to global comparable store sales growth and global store development.
Dunkin' U.S. comparable store sales grew 2.8% in the fourth quarter as an increase in average ticket was partially offset by a decrease in traffic. The increase in average ticket was driven by favorable mix shift to premium priced espresso and cold brew beverages, as well as the successful launch of the Beyond Sausage Sandwich, an addition to the high end of our breakfast sandwich barbell strategy, coupled with strategic pricing increases which were partially offset by discounting driven by national value platforms.
Baskin-Robbins U.S. comparable store sales grew 4.1% in the fourth quarter driven by an increase in average ticket and an increase in traffic. Comparable store sales growth was led by the strong performance of cups and cones, beverages, take home, and sundaes.

In the fourth quarter, Dunkin' Brands franchisees and licensees opened 146 net new restaurants globally. This included 76 net new Dunkin' U.S. locations, 62 Baskin-Robbins International locations, and 26 Dunkin' International locations, offset by net closures of 18 Baskin-Robbins U.S. locations. Additionally, Dunkin' U.S. franchisees remodeled 40 restaurants and Baskin-Robbins U.S. franchisees remodeled 11 restaurants during the quarter.
Revenues for the fourth quarter increased $16.3 million, or 5.1%, compared to the prior year period due primarily to increases in royalty income and advertising fees and related income as a result of Dunkin' U.S. systemwide sales growth, as well as an increase in rental income, offset by decreases in franchise fees and sales of ice cream and other products. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019, which requires gross presentation of certain lease costs that the Company passes through to franchisees. See "Adoption of New Accounting Standard" for further detail. The decrease in franchise fees was due primarily to additional franchisee incentives, including investments to support the Dunkin' U.S. Blueprint for Growth which are being recognized over the remaining term of each respective franchise agreement.
Operating income and adjusted operating income for the fourth quarter increased $9.1 million, or 9.4%, and $8.3 million, or 8.1%, respectively, compared to the prior year period primarily as a result of the increase in royalty income and a decrease in general and administrative expenses, offset by the decrease in franchise fees.
Net income and adjusted net income for the fourth quarter increased by $4.5 million, or 8.5%, and $3.9 million, or 6.8%, respectively, compared to the prior year period primarily as a result of the increases in operating income and adjusted operating income, respectively, offset by an increase in income tax expense. The increase in income tax expense was driven primarily by the increase in income in the current year period and excess tax benefits of $3.2 million in the prior year period compared to an immaterial amount recognized in the current year period, offset by a valuation allowance recorded on foreign tax credit carryforwards of $1.8 million in the prior year period.
Diluted earnings per share and diluted adjusted earnings per share for the fourth quarter increased by 7.8% to $0.69 and 7.4% to $0.73, respectively, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively. Excluding the impact of recognized excess tax benefits, both diluted earnings per share and diluted adjusted earnings per share would have been lower by approximately $0.04 for the fourth quarter of fiscal year 2018. Recognized excess tax benefits had no per share impact on diluted earnings per share and diluted adjusted earnings per share for the fourth quarter of fiscal year 2019.

FOURTH QUARTER 2019 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' U.S.	December 28, 2019	December 29, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$130,606	123,024	7,582	6.2%
Franchise fees	2,779	3,717	(938)	(25.2)%
Rental income	29,064	24,179	4,885	20.2%
Other revenues	919	1,305	(386)	(29.6)%
Total revenues	$163,368	152,225	11,143	7.3%

Segment profit	$124,305	119,802	4,503	3.8%

Comparable store sales growth	2.8%	0.0%
Systemwide sales (in millions)(1)	$2,353.7	2,228.3	125.3	5.6%

Points of distribution	9,630	9,419	211	2.2%
Gross openings	123	142	(19)	(13.4)%
Net openings	76	106	(30)	(28.3)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' U.S. fourth quarter revenues of $163.4 million represented an increase of 7.3% compared to the prior year period. The increase was primarily a result of an increase in royalty income driven by systemwide sales growth, as well as an increase in rental income, offset by a decrease in franchise fees due primarily to additional franchisee incentives, including investments to support the Dunkin' U.S. Blueprint for Growth which are being recognized over the remaining term of each respective franchise agreement. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019. See "Adoption of New Accounting Standard" for further detail.
Dunkin' U.S. segment profit in the fourth quarter increased to $124.3 million, an increase of $4.5 million over the prior year period, driven primarily by the increase in royalty income, offset by an increase in general and administrative expenses and the decrease in franchise fees.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' International	December 28, 2019	December 29, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,949	5,249	700	13.3%
Franchise fees	(385)	159	(544)	(342.1)%
Other revenues	114	54	60	111.1%
Total revenues	$5,678	5,462	216	4.0%

Segment profit	$2,852	3,140	(288)	(9.2)%

Comparable store sales growth	6.9%	1.1%
Systemwide sales (in millions)(1)	$225.1	206.9	18.1	8.8%

Points of distribution	3,507	3,452	55	1.6%
Gross openings	94	99	(5)	(5.1)%
Net openings	26	25	1	4.0%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' International fourth quarter systemwide sales increased 8.8% from the prior year period driven by sales growth in the Middle East, Asia, and Europe, offset by a sales decline in South Korea. Sales in South Korea and Latin America were negatively impacted by unfavorable foreign exchange rates, while sales in Asia were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 10%.
Dunkin' International fourth quarter revenues of $5.7 million represented an increase of 4.0% from the prior year period. The increase in revenues was primarily a result of an increase in royalty income driven by systemwide sales growth, offset by a decrease in franchise fees due primarily to additional franchisee incentives to support brand-building activities in certain international markets.
Segment profit for Dunkin' International decreased $0.3 million to $2.9 million in the fourth quarter primarily as a result of an increase in general and administrative expenses driven primarily by an increase in bad debt expense, offset by the increase in revenues.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	December 28, 2019	December 29, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,482	5,335	147	2.8%
Franchise fees	373	365	8	2.2%
Rental income	689	668	21	3.1%
Sales of ice cream and other products	771	835	(64)	(7.7)%
Other revenues	1,927	1,922	5	0.3%
Total revenues	$9,242	9,125	117	1.3%

Segment profit	$3,822	3,918	(96)	(2.5)%

Comparable store sales growth (decline)	4.1%	(3.7)%
Systemwide sales (in millions)(1)	$115.7	110.9	4.9	4.4%

Points of distribution	2,524	2,550	(26)	(1.0)%
Gross openings	19	24	(5)	(20.8)%
Net closings	(18)	(8)	(10)	n/m
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. fourth quarter revenues increased 1.3% from the prior year period to $9.2 million due primarily to an increase in royalty income driven by systemwide sales growth, offset by a decrease in sales of ice cream and other products.
Segment profit for Baskin-Robbins U.S. decreased to $3.8 million in the fourth quarter, a decrease of 2.5%, primarily as a result of an increase in general and administrative expenses, offset by the increase in royalty income.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	December 28, 2019	December 29, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,603	1,695	(92)	(5.4)%
Franchise fees	151	184	(33)	(17.9)%
Rental income	227	141	86	61.0%
Sales of ice cream and other products	21,165	22,278	(1,113)	(5.0)%
Other revenues	(37)	6	(43)	(716.7)%
Total revenues	$23,109	24,304	(1,195)	(4.9)%

Segment profit	$7,158	5,213	1,945	37.3%

Comparable store sales growth	3.2%	1.5%
Systemwide sales (in millions)(1)	$354.8	330.0	24.7	7.5%

Points of distribution	5,636	5,491	145	2.6%
Gross openings	123	81	42	51.9%
Net openings	62	25	37	148.0%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales increased 7.5% in the fourth quarter compared to the prior year period driven by sales growth in South Korea, the Middle East, Europe, and Japan. Sales in South Korea were negatively impacted by unfavorable foreign exchange rates, while sales in Japan were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 8%.
Baskin-Robbins International fourth quarter revenues of $23.1 million represented a decrease of 4.9% from the prior year period due primarily to a decrease in sales of ice cream and other products. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to certain licensees sourcing their own ice cream products, the lag between shipment of products to licensees and retail sales at franchised restaurants, and the overall timing of deliveries between fiscal quarters.
Fourth quarter segment profit increased 37.3% from the prior year period to $7.2 million primarily as a result of a decrease in general and administrative expenses due primarily to a decrease in consulting fees, as well as an increase in net income from our South Korea joint venture.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	December 28, 2019	December 29, 2018	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$118,595	113,059	5,536	4.9%
Total revenues	$118,595	113,059	5,536	4.9%

Segment profit	$—	—	—	—%
U.S. Advertising Funds fourth quarter revenues of $118.6 million represented an increase of 4.9% compared to the prior year period driven primarily by Dunkin' U.S. systemwide sales growth. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.

COMPANY UPDATES

•
During the fourth quarter, the Company returned $36.0 million to shareholders, including $31.1 million in dividends and $4.9 million through open market repurchases of approximately 65,000 shares. The Company's shares outstanding as of December 28, 2019 were 82,834,830.

•
The Company today announced that the Board of Directors declared a cash dividend of $0.4025 per share, payable on March 18, 2020, to shareholders of record as of the close of business on March 9, 2020. This represents a 7.3 percent increase over the prior quarter's dividend.

•
The Company today announced that the Board of Directors approved a new program for the repurchase of up to $250 million of the Company's common stock. The authorization is good for a period of two years.

FISCAL YEAR 2020 TARGETS
The Company is providing the following fiscal year 2020 performance targets:

•	The Company expects low-single digit comparable store sales growth for Dunkin' U.S. and low-single digit comparable store sales growth for Baskin-Robbins U.S.

•
The Company expects to open between 200 to 250 net new Dunkin' U.S. units, excluding approximately 450 limited menu Dunkin’ Speedway locations which are closing under a termination agreement entered into with Speedway and are expected to close by fiscal year end 2020.  These locations represented less than 0.5% of Dunkin’ U.S. annual systemwide sales in 2019. As a result of this strategic decision, in 2020 the Company will report development results both with and without the Speedway closures included until the exit is completed.

•	The Company expects new Dunkin' U.S. restaurants opened in 2020 will contribute greater than $140 million in systemwide sales in 2020.

•	The Company expects Baskin-Robbins U.S. franchisees to close approximately 25 net units.

•	The Company expects low-to-mid single digit percent revenue growth.

•	The Company expects ice cream margin dollars to be flat compared to 2019.

•	The Company expects net income of equity method investments (JV net income) to be flat compared to 2019.

•	The Company expects low-single digit percent growth to general and administrative expenses.

•	The Company expects mid-single digit percent operating and adjusted operating income growth, reflecting an approximately $60 million strategic investment for continued beverage leadership.

•	The Company expects its full-year effective tax rate to be approximately 27% and expects net interest expense to be approximately $121 million.

•	The Company expects full-year weighted-average shares outstanding of approximately 84 million.

•	The Company expects GAAP diluted earnings per share of $2.96 to $3.05 and diluted adjusted earnings per share of $3.16 to $3.21.

•	The Company expects capital expenditures to be approximately $40 million.
LONG-TERM TARGETS*
The Company reiterates its previously announced long-term targets through fiscal year 2021:

•	The Company expects low-single digit percent comparable store sales growth for Dunkin' U.S.

•	The Company expects Dunkin' U.S. franchisees to open between 200 and 250 net new units annually.

•	The Company expects low-to-mid single digit percent revenue growth.

•	The Company expects low-single digit percent general and administrative expense growth.

•	The Company expects mid-to-high single digit percent operating and adjusted operating income growth (in 2021).

*Dunkin' Brands announced its long-term targets on February 7, 2019.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
In February 2016, the Financial Accounting Standards Board issued new guidance for lease accounting, which replaces existing lease accounting guidance. The Company adopted this new guidance in fiscal year 2019 using the modified retrospective transition method, and elected the option to not restate comparative periods in the year of adoption, including amounts as of December 29, 2018 and for the three months and fiscal year ended December 29, 2018. As a result of adopting this new guidance in the first quarter of fiscal year 2019, the Company recognized operating lease assets and liabilities of $388.8 million and $435.1 million, respectively, as of the first day of fiscal year 2019. The adoption of this new guidance also resulted in the recognition of additional rental income and occupancy expenses–franchised restaurants of $5.1 million and $19.2 million for the three months and fiscal year ended December 28, 2019, respectively, related to certain lease costs that the Company passes through to franchisees. Additionally, amortization of certain lease intangible assets, previously recorded within amortization of other intangible assets, is now recorded as part of the amortization of operating lease assets within occupancy expenses–franchised restaurants. Amortization of other intangible assets for the three months and fiscal year ended December 29, 2018 includes $0.6 million and $2.5 million, respectively, of amortization expense related to these lease intangible assets. Additional information regarding the Company's adoption of the new lease accounting guidance is contained in our most recent Form 10-Q, filed with the Securities and Exchange Commission on November 6, 2019.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 10:00 am ET hosted by Dave Hoffmann, Chief Executive Officer, Scott Murphy, President of Dunkin' Americas, and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 7086909. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's unaudited consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risks and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any failure to protect consumer payment card data or other personally identifiable information; and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “Dunkin' U.S. comparable store sales growth (decline)” and “BR U.S. comparable store sales growth (decline),” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “Dunkin' International comparable store sales growth (decline)” and "BR International comparable store sales growth (decline)," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 21,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the fourth quarter 2019, Dunkin' Brands' 100 percent franchised business model included over 13,000 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Senior Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Revenues:
Franchise fees and royalty income(1)	$149,621	142,602	604,431	578,342
Advertising fees and related income	124,171	118,573	499,303	493,590
Rental income(2)	29,980	24,988	122,671	104,413
Sales of ice cream and other products(1)	18,962	20,413	91,362	95,197
Other revenues	13,183	13,048	52,460	50,075
Total revenues	335,917	319,624	1,370,227	1,321,617
Operating costs and expenses:
Occupancy expenses—franchised restaurants(2)	20,249	15,043	79,244	58,102
Cost of ice cream and other products	16,047	16,456	75,771	77,412
Advertising expenses	126,857	119,736	506,755	498,019
General and administrative expenses	62,220	63,670	238,678	246,792
Depreciation	4,513	4,837	18,429	19,932
Amortization of other intangible assets(2)	4,596	5,201	18,454	21,113
Long-lived asset impairment charges	190	439	551	1,648
Total operating costs and expenses	234,672	225,382	937,882	923,018
Net income of equity method investments	4,193	3,238	17,517	14,903
Other operating income (loss), net	245	(921)	1,188	(1,670)
Operating income	105,683	96,559	451,050	411,832
Other income (expense), net:
Interest income	2,028	2,112	9,934	7,200
Interest expense	(31,653)	(31,801)	(128,411)	(128,748)
Loss on debt extinguishment	—	—	(13,076)	—
Other income (loss), net	73	(383)	(235)	(1,083)
Total other expense, net	(29,552)	(30,072)	(131,788)	(122,631)
Income before income taxes	76,131	66,487	319,262	289,201
Provision for income taxes	18,417	13,298	77,238	59,295
Net income	$57,714	53,189	242,024	229,906

Earnings per share—basic	$0.70	0.64	2.92	2.75
Earnings per share—diluted	0.69	0.64	2.89	2.71
(1) For the three months ended December 28, 2019 and December 29, 2018, $3.2 million and $2.9 million, respectively, and for the fiscal years ended December 28, 2019 and December 29, 2018, $15.7 million and $15.1 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.
(2) The Company adopted new guidance for lease accounting in the first quarter of fiscal year 2019 on a modified retrospective transition method and elected the option to not restate comparative periods. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 28, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$621,152	517,594
Restricted cash	85,644	79,008
Accounts receivable, net	76,019	75,963
Notes and other receivables, net	57,174	64,412
Prepaid income taxes	16,701	27,005
Prepaid expenses and other current assets	50,611	49,491
Total current assets	907,301	813,473
Property, equipment, and software, net	223,120	209,202
Operating lease assets(1)	371,264	—
Equity method investments	154,812	146,395
Goodwill	888,286	888,265
Other intangible assets, net	1,302,721	1,334,767
Other assets	72,520	64,479
Total assets	$3,920,024	3,456,581
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$31,150	31,650
Operating lease liabilities(1)	35,863	—
Accounts payable	89,413	80,037
Deferred revenue	39,950	38,541
Other current liabilities	386,050	389,353
Total current liabilities	582,426	539,581
Long-term debt, net	3,004,216	3,010,626
Operating lease liabilities(1)	380,647	—
Deferred revenue	324,854	331,980
Deferred income taxes, net	197,673	204,027
Other long-term liabilities	18,218	83,164
Total long-term liabilities	3,925,608	3,629,797
Stockholders' deficit:
Common stock	83	82
Additional paid-in capital	561,345	642,017
Treasury stock, at cost	(64)	(1,060)
Accumulated deficit	(1,129,565)	(1,338,709)
Accumulated other comprehensive loss	(19,809)	(15,127)
Total stockholders’ deficit	(588,010)	(712,797)
Total liabilities and stockholders’ deficit	$3,920,024	3,456,581
(1) The Company adopted new guidance for lease accounting in the first quarter of fiscal year 2019 on a modified retrospective transition method and elected the option to not restate comparative periods. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Fiscal year ended
	December 28, 2019	December 29, 2018

Net cash provided by operating activities	$297,734	268,955
Cash flows from investing activities:
Additions to property, equipment, and software	(36,762)	(51,855)
Other, net	1,270	20
Net cash used in investing activities	(35,492)	(51,835)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,700,000	—
Repayment of long-term debt	(1,707,025)	(31,600)
Payment of debt issuance and other debt-related costs	(17,937)	—
Dividends paid on common stock	(124,089)	(114,828)
Repurchases of common stock, including accelerated share repurchases	(29,715)	(680,368)
Exercise of stock options	30,729	95,331
Other, net	(4,611)	(895)
Net cash used in financing activities	(152,648)	(732,360)
Effect of exchange rates on cash, cash equivalents, and restricted cash	62	(538)
Increase (decrease) in cash, cash equivalents, and restricted cash	109,656	(515,778)
Cash, cash equivalents, and restricted cash, beginning of period	598,321	1,114,099
Cash, cash equivalents, and restricted cash, end of period	$707,977	598,321

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018

Operating income	$105,683	96,559	451,050	411,832
Operating income margin	31.5%	30.2%	32.9%	31.2%
Adjustments:
Amortization of other intangible assets	$4,596	5,201	18,454	21,113
Long-lived asset impairment charges	190	439	551	1,648
Adjusted operating income	$110,469	102,199	470,055	434,593
Adjusted operating income margin	32.9%	32.0%	34.3%	32.9%

Net income	$57,714	53,189	242,024	229,906
Adjustments:
Amortization of other intangible assets	4,596	5,201	18,454	21,113
Long-lived asset impairment charges	190	439	551	1,648
Loss on debt extinguishment	—	—	13,076	—
Tax impact of adjustments(1)	(1,340)	(1,579)	(8,983)	(6,373)
Adjusted net income	$61,160	57,250	265,122	246,294

Adjusted net income	$61,160	57,250	265,122	246,294
Weighted-average number of common shares – diluted	83,702,261	83,744,361	83,674,613	84,960,791
Diluted adjusted earnings per share	$0.73	0.68	3.17	2.90

(1) Tax impact of adjustments calculated at a 28% effective tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 26, 2020
	Low	High
	(projected)	(projected)
Diluted earnings per share	$2.96	3.05
Adjustments:
Amortization of other intangible assets	0.23	0.22
Long-lived asset impairment charges	0.04	—
Tax impact of adjustments(1)	(0.07)	(0.06)
Diluted adjusted earnings per share	$3.16	3.21

(1) Tax impact of adjustments calculated at a 28% effective tax rate.